Craig K. Hubbard
Chief Financial Officer
985/892-5521 x117

SCP POOL CORPORATION REPORTS RECORD 2001 RESULTS

_________________

EARNINGS PER SHARE INCREASE 25%

COVINGTON, La. (February 7, 2002) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM:POOL) today reported record net sales and net income for 2001.

Net sales for the year ended December 31, 2001 increased $182.9 million, or 27%, to $856.1 million, compared to $673.2 million in 2000. Service centers acquired in 2001 and incremental sales from service centers acquired in 2000 contributed $168.2 million to the increase. The remaining increase is due to 2% same store sales growth and new service centers opened during the year. Gross profit margin increased 140 basis points to 26.0% for the year ended December 31, 2001 from 24.6% for the same period last year. Operating income for the year increased 31% to $64.5 million, or 7.5% of net sales, compared to operating income of $49.3 million, or 7.3% of net sales, in the prior year. Earnings per share for 2001 increased 25% to $1.33 per share diluted on net income of $35.4 million, compared to $1.06 per share diluted on net income of $28.1 million for the year ended December 31, 2000. Cash flow from operations in 2001 was $26.8 million, net of $27.4 million in advance payments made to suppliers in the fourth quarter of 2001.

“We are pleased with the results realized in 2001 and look forward to continue building on our strengths for 2002. We will continue to add ever increasing value to both our customers and our suppliers as we grow in the young swimming pool industry,” commented Manuel Perez de la Mesa, President & CEO.

Net sales for the quarter ended December 31, 2001 increased $26.7 million, or 25%, to $132.0 million from $105.3 million in the comparable quarter last year. Service centers acquired in 2001 contributed $18.4 million to the increase, while same store sales growth of 8% added $6.6 million. The remaining increase is due to new service centers opened during the year. During the quarter, SCP wrote off unamortized financing costs and the Company’s income tax rate increased resulting in a total charge of $0.03 per diluted share for the year. For the quarter, the Company reported a net loss of $0.15 per share versus a net loss of $0.11 per share in the fourth quarter of 2000.

“SCP continues to demonstrate its resiliency to both economic and weather conditions with another year of record performance and continues to pursue its opportunities for further growth,” remarked W.B. Sexton, Chairman.

POOL Reports Record Year End Results

February 7, 2002

Same store sales growth is calculated using a 15-month convention, whereby all newly opened, acquired or consolidated service centers and existing service centers in the immediate market areas of the aforementioned service centers are excluded from the calculation for a period of 15 months. At December 31, 2001, there were 114 service centers included in the calculation of same store sales. Of the excluded service centers, eight were new service centers open less than 15 months, 38 were acquired within the last 15 months, one was consolidated and 11 were excluded due to new service center openings in the respective market areas within the last 15 months.

SCP Pool Corporation is the largest distributor of swimming pool supplies and related products. As of February 7, 2002, the Company distributes more than 60,000 national brand and private label products to over 38,000 customers through 173 service centers in North America and Europe.

POOL Reports Record Year End Results

February 7, 2002

Consolidated Statements of Income

(Unaudited)	Twelve Months Ended		Three Months Ended
(Dollars, in thousands except per share data)	December 31,		December 31,
(Note)	2001	2000	2001	2000

Net sales	856,052	673,203	132,040	105,252
Cost of sales	633,360	507,893	98,346	80,028

Gross profit	222,692	165,310	33,694	25,224
Percent	26.0%	24.6%	25.5%	24.0%
Selling and administrative expenses	155,989	114,361	36,324	28,373
Goodwill amortization	2,179	1,647	506	316

Total selling and operating expenses	158,168	116,008	36,830	28,689

Operating income (loss)	64,524	49,302	(3,136)	(3,465)
Percent	7.5%	7.3%	(2.4)%	(3.3)%

Other income (expense)
Interest expense	(5,035)	(3,639)	(1,139)	(800)
Amortization expense	(2,274)	(1,058)	(1,140)	(391)
Miscellaneous income, net	1,370	617	164	74

Total other expense	(5,939)	(4,080)	(2,115)	(1,117)

Income (loss) before income taxes	58,585	45,222	(5,251)	(4,582)
Income taxes	23,141	17,146	(1,436)	(1,872)

Net income (loss)	35,444	28,076	(3,815)	(2,710)

Net income (loss) per share of common stock
Basic	1.39	1.10	(0.15)	(0.11)
Diluted	1.33	1.06	(0.15)	(0.11)

Average shares outstanding
Basic	25,425	25,486	24,949	25,482
Diluted	26,725	26,613	24,949	25,482

Note:	The 2000 per share figures and average shares outstanding have been adjusted to reflect the 3-for-2 stock split effective September 7, 2001.

POOL Reports Record Year End Results

February 7, 2002

Consolidated Balance Sheets

(Unaudited)
(Dollars, in thousands)	December 31,
(Note)	2001	2000

Assets
Current assets
Cash and cash equivalents	3,524	3,431
Receivables, net	60,231	53,255
Product inventories, net	181,462	116,849
Prepaid expenses	2,517	1,510
Deferred income taxes	2,599	3,135

Total current assets	250,333	178,180

Property and equipment, net	15,844	9,229
Goodwill, net	73,582	59,744
Other assets, net	8,831	4,752

Total assets	348,590	251,905

Liabilities and stockholders' equity
Current liabilities
Accounts payable	95,588	68,144
Accrued and other current liabilities	17,798	14,878
Current portion of long-term debt	91	6,250

Total current liabilities	113,477	89,272

Deferred income taxes	5,541	4,697
Long-term debt, less current portion	85,000	34,741

Total stockholders' equity	144,572	123,195

Total liabilities and stockholders' equity	348,590	251,905

Note:

The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

POOL Reports Record Year End Results

February 7, 2002

Condensed Consolidated Statements of Cash Flows

(Dollars, in thousands)	Year Ended December 31,
	2001	2000

Operating activities
Net income	35,444	28,076
Adjustments to reconcile net income to net cash provided by	8,449	5,477
operating activities
Changes in operating assets and liabilities, net of effects of acquisitions
Receivables	5,678	(6,036)
Product inventories	(34,912)	(23,195)
Prepaid expenses and other assets	(3,601)	102
Accounts payable	15,203	11,816
Other	492	2,063

Net cash provided by operating activities	26,753	18,303

Investing activities
Acquisition of businesses, net of cash acquired	(50,684)	(24,879)
Purchase of property and equipment	(6,325)	(4,289)
Proceeds from sale of property and equipment	52	27

Net cash used in investing activities	(56,957)	(29,141)

Financing activities
Net borrowings of revolving loan	52,350	16,975
Payments on long-term debt	(8,250)	(3,750)
Issuance of common stock	3,125	1,799
Purchase of treasury stock	(16,958)	(4,377)

Net cash provided by financing activities	30,267	10,647
Effect of exchange rate changes on cash	30	(336)

Change in cash and cash equivalents	93	(527)
Cash and cash equivalents at beginning of year	3,431	3,958

Cash and cash equivalents at end of year	3,524	3,431